For the period ended (a) 12/31/96
File number (c) 811-5594


                         SUB-ITEM 77 Q

                            Exhibits

     On January 10, 1996, the Board of Directors approved and authorized a proposal to increase the number of Directors, which shall constitute the Board to ten (10), pursuant to Article II, Section
3 of the Fund's By laws.